Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Record First Quarter Earnings,
Continued Asset Quality Improvement and Strong Balance Sheet Growth
With Total Assets Surpassing $2 Billion

ARLINGTON, Va., Tuesday, April 17, 2007—Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the first quarter ended March 31, 2007.

First Quarter 2007 Highlights:

•                  Net income of $6.5 million, representing a 13.3% increase over first quarter 2006

•                  Diluted earnings per share up 13.0% to $0.26

•                  Loans and deposits up 23.5% and 22.9%, respectively, since March 31, 2006

•                  Other identified potential problem loans decreased 63%

•                  Total assets up 22.8% year-over-year, surpassing $2 billion for the first time

Peter A. Converse, Chief Executive Officer, commented, “We’ve kicked off the year with another strong first quarter, which is particularly satisfying in the face of continued margin pressure and intense local competition.  Loans, deposits and assets all increased over 22%, year-over-year.  While the net interest margin compressed further, somewhat countering the effect of strong loan growth on earnings, the compression is decelerating as the loan pipeline remains strong.  In fact, the rise in loans would have been $20 - $30 million more had net loan runoff for the quarter been more in line with historical runoff for the same period in the prior two years.  Regarding asset quality, we’re especially pleased to report a further decline in non-performing loans and a significant sequential decrease of 63% in other identified potential problem loans, which fell from $11.6 million at year-end 2006 to $4.3 million at March 31, 2007.  In terms of the quality of our residential mortgage originations, we are primarily a prime lender.  Only $2.5 million, or 1.4%, of our total production in 2006 was subprime and carried no risk of repurchase due to early payment default or foreclosure, as the loans were sold  to one of our primary investors under a surety program.  Approximately 15-20% of our mortgage loans were Alt A and were all sold in the secondary market with no foreclosures to date or significant delinquency problems.”

Converse added, “Deposit growth benefited from ongoing savings, money market and CD promotions.  With the introduction of a market leading free business checking product at mid-quarter and revisions to incentive compensation plans to generate more non-interest bearing deposits, we expect to make some meaningful progress in growing that deposit category.  Deposit growth should also be enhanced with the opening of five new branches this year beginning with our first Loudoun County office in May.  All in all, we remain optimistic about our prospects for a strong showing in 2007.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

First quarter earnings of $6.5 million increased $760 thousand, or 13.3%, over 2006 first quarter earnings of $5.7 million. On a diluted per share basis, first quarter 2007 earnings were $0.26 compared to $0.23 for the first quarter of 2006, an increase of 13.0%, as adjusted for a 10% stock dividend payable May 1, 2007. The year-over-year increase in net income was due primarily to a 10.8% increase in net interest income, an 8.8% increase in non-interest income, and a 64.2% decline in loan loss provisions on improved asset quality.

Net Interest Income

Net interest income for the first quarter of $17.9 million was up 10.8% over the same quarter last year due to strong loan growth, as the net interest margin declined from 4.27% in the first quarter of 2006 to 3.74% for the current three-month period. On a sequential basis, the margin was down ten basis points from 3.84% in the fourth quarter of 2006.

The declines in the net interest margin continue to be the result of significantly higher short-term rates on savings, money market and time deposit accounts, a shift of funds in 2006 from lower rate interest-bearing checking accounts, and ongoing strong competition for deposits in the local market. These factors resulted in an 89 basis point increase in the cost of funds year-over-year, compared to a 32 basis point increase in the yield on interest-earning assets. Management expects net interest margin pressure to continue in 2007 due to high short-term interest rates and competitive pressures on deposit and loan rates in the Company’s market area. However, the rate of compression continues to decelerate and is expected to bottom out in the second half of the year.  As a result, the guideline range for the margin for the remainder of 2007 is being revised to 3.60% - 3.75%.

Non-Interest Income

Non-interest income for the first quarter rose $151 thousand, or 8.8%, from $1.7 million in 2006, to $1.8 million with increases in all categories except for a $56 thousand decrease in fees and net gains on mortgage loans held-for-sale. Compared to the three months ended December 31, 2006, non-interest income was lower by $171 thousand with fees and net gains on mortgage loans held-for-sale down $198 thousand due mainly to seasonal factors. Management expects increasing levels of non-interest income, including fees and net gains from mortgage lending activities, over the rest of 2007.

Non-Interest Expense

Non-interest expense increased $1.3 million, or 15.8%, from $8.2 million in the first quarter of 2006, to $9.5 million in the current period, and was up $429 thousand from the three months ended December 31, 2006. The year-over-year increase is due to the opening of the Bank’s twentieth branch location in August 2007, the hiring of additional loan and business development officers, other staffing and facilities expansion to support loan and deposit growth and some expenses associated with new branches to be opened in the second quarter of 2007.  The increase on a linked quarter basis was due to a historically higher level of expenses in the first quarter of each year. As a result of these increases in expenses, the efficiency ratio rose from 45.9% in the first quarter of 2006 to 48.0% in the current period. Management expects higher levels in all non-interest expense categories in the second quarter with two new branch locations to be opened and further increases throughout the year with at least three more new branches in the second half of the year and resumption of FDIC insurance premiums. However, it is expected that the efficiency ratio will continue to remain in the mid-to-high forties.

Loans

Loans, net of allowance for loan losses, increased $321.1 million, or 23.5%, from $1.4 billion at March 31, 2006, to $1.7 billion at March 31, 2007. Non-farm, non-residential real estate loans increased $89.9 million, or 14.8%, real estate construction loans rose $149.6 million, or 36.7%, and commercial loans increased $57.5 million, or 42.0%, year-over-year.  Since December 31, 2006, loans are up $59.8 million, or 14.7%, on an annualized basis, with growth mostly concentrated in commercial real estate and construction.  Management notes net loan growth was impacted by an unusually higher net run-off and expects higher levels of loan growth in the second quarter based on a strong current pipeline.

Deposits

Since March 31, 2006, deposits have increased $318.8 million, or 22.9%, from $1.4 billion to $1.7 billion, as savings and interest-bearing demand deposits rose $107.2 million, or 28.3%, and time deposits increased $219.9 million, or 27.1%. Sequentially, deposits rose $104.8 million, or 26.1%, on an annualized basis, with demand deposits increasing by $5.2 million, savings and interest-bearing demand accounts growing $26.6 million, and time deposits increasing by $73.1 million. Growth in the first quarter was supported by continued promotions for savings, money market and time deposits in local newspapers.

Repurchase Agreements

Repurchase agreements, the majority of which represent funds of significant demand deposit customers, increased $32.7 million, or 28.4%, year-over-year, to $147.6 million at March 31, 2007.  They were down slightly from December 31, 2006, due to the run-off of a temporary increase in December that was partially offset by the addition of a $25 million structured repurchase agreement.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $360 thousand for the three months ended March 31, 2007, compared to $1.0 million in the same period in 2006.  This was due to a sequential decrease in non-performing loans, lower net loan growth of $59.8 million for the first quarter of 2007 as compared to growth of $98.4 million for the prior year quarter, and a significant decrease in other identified potential problem loans, which, although well-secured and currently performing, but requiring higher reserve levels, fell from $11.6 million at December 31, 2006, to $4.3 million at March 31, 2007.  As a result, the allowance for loan losses to total loans dropped from 1.10% at December 31, 2006, to 1.08% as of March 31, 2007.

Stockholders’ Equity

Stockholders’ equity increased $27.9 million, or 23.4%, from $118.9 million at March 31, 2006, to $146.8 million at March 31, 2007, on earnings of $25.3 million over the twelve-month period, and $2.6 million from proceeds and tax benefits related to the exercise of stock options by company directors, officers and employees and stock option expense credits.

On March 28, 2007, the Company declared a 10% stock dividend to be paid on May 1, 2007, to shareholders of record as of the close of business on April 16, 2007.   This will be the twelfth consecutive year that a stock dividend or split is paid.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on April 17, 2007, at 10:30 a.m. Eastern Daylight Time to discuss the first quarter 2007 financial results. The public is invited to listen to this conference call by dialing 866-283-8244 at least 10 minutes prior to the call.

A replay of the conference call will be available from 1:30 p.m. Eastern Daylight Time on April 17, 2007, until 11:59 p.m. Eastern Daylight Time on April 24, 2007. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering passcode 1067868.

ABOUT VIRGINIA COMMERCE BANCORP

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty branch offices, two residential mortgage offices and two investment services offices, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne
Executive Vice President and Chief Financial Officer
(703) 633-6120
wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006	% Change
Summary Operating Results:
Interest and dividend income	$36,107	$27,241	32.5%
Interest expense	18,218	11,089	64.3%
Net interest and dividend income	17,889	16,152	10.8%
Provision for loan losses	360	1,005	-64.2%
Non-interest income	1,862	1,711	8.8%
Non-interest expense	9,489	8,194	15.8%
Income before income taxes	9,902	8,664	14.3%
Net income	$6,474	$5,714	13.3%

Performance Ratios:
Return on average assets	1.31%	1.46%
Return on average equity	18.37%	20.13%
Net interest margin	3.74%	4.27%
Efficiency ratio (1)	48.04%	45.87%

Per Share Data: (2)
Net income-basic	$0.27	$0.25	8.0%
Net income-diluted	$0.26	$0.23	13.0%
Average number of shares outstanding:
Basic	23,885,904	23,446,721
Diluted	24,951,784	24,916,776

	As of March 31,
	2007	2006	% Change
Selected Balance Sheet Data:
Loans, net	$1,689,670	$1,368,610	23.5%
Investment securities	258,779	169,530	52.6%
Assets	2,061,544	1,678,432	22.8%
Deposits	1,710,775	1,391,983	22.9%
Stockholders’ equity	146,772	118,911	23.4%
Book value per share (2)	$6.15	$5.05	21.8%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	10.42%	10.87%
Bank	7.84%	7.93%
Total qualifying capital:
Company	11.43%	12.07%
Bank	11.21%	11.85%

Asset Quality:
Non-performing assets:
Impaired loans	$3,857	$2,342	64.7%
Non-accrual loans	9	13	-30.8%
Total non-performing loans	$3,866	$2,355	64.2%
Loans 90+ days past due and still accruing	—	890	N/A
Total non-performing assets and past due loans	$3,866	$3,245	19.1%

Non-performing loans
to total loans:	0.23%	0.17%
to total assets:	0.19%	0.14%
Non-performing loans and past due loans
to total loans:	0.23%	0.23%
to total assets:	0.19%	0.19%
Allowance for loan losses to total loans	1.08%	1.07%
Net charge-offs (recoveries)	$18	$13
Net charge-offs to average loans outstanding	0.001%	0.001%

	As of March 31,
	2007	2006	% Change
Loan Portfolio:
Commercial	$194,552	$137,039	42.0%
Real estate-one-to-four family residential	198,283	162,951	21.7%
Real estate-multi-family residential	58,234	65,936	-11.7%
Real estate-nonfarm, nonresidential	699,362	609,449	14.8%
Real estate-construction	556,692	407,120	36.7%
Consumer	6,235	6,290	-0.9%
Total loans	$1,713,358	$1,388,785	23.4%
Less unearned income	5,245	5,362	-2.2%
Less allowance for loan losses	18,443	14,813	24.5%
Loans, net	$1,689,670	$1,368,610	23.5%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$193,069	$113,938	69.5%
Domestic corporate debt obligations	6,040	6,048	-0.1%
Obligations of states and political subdivisions	9,987	1,365	631.6%
Restricted stock:
Federal Reserve Bank	1,442	1,442	—
Federal Home Loan Bank	3,506	3,034	15.6%
Community Bankers’ Bank	55	55	—-
	$214,099	$125,882	70.1%
Held-to-maturity:
U.S. Government Agency obligations	$34,313	$34,684	-1.1%
Obligations of states and political subdivisions	10,367	8,964	15.7%
	$44,680	$43,648	2.4%

(1)             Computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 35% rate and non-interest income.

(2)             Adjusted to give effect to a 10% stock dividend payable May 1, 2007, and a three-for-two split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of March 31,
(Unaudited)

	2007	2006
Assets
Cash and due from banks	$23,640	$33,379
Interest-bearing deposits with other banks	1,094	1,045
Securities (fair value: 2007, $258,116; 2006, $168,324)	258,779	169,530
Federal funds sold	37,159	68,000
Loans held-for-sale	8,202	8,066
Loans, net of allowance for loan losses of $18,443 in 2007 and $14,813 in 2006	1,689,670	1,368,610
Bank premises and equipment, net	10,113	7,817
Accrued interest receivable	9,825	6,499
Other assets	23,062	15,486
Total assets	$2,061,544	$1,678,432
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$192,116	$200,384
Savings and interest-bearing demand deposits	486,068	378,891
Time deposits	1,032,591	812,708
Total deposits	$1,710,775	$1,391,983
Securities sold under agreement to repurchase and federal funds purchased	147,631	114,940
Trust preferred capital notes	44,344	44,344
Accrued interest payable	6,601	4,037
Other liabilities	5,421	4,217
Total liabilities	$1,914,772	$1,559,521
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and unissued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2007, 21,716,392; 2006, 14,272,050	21,716	14,272
Surplus	31,364	37,315
Retained earnings	94,218	68,954
Accumulated other comprehensive loss, net	(526)	(1,630)
Total stockholders’ equity	$146,772	$118,911
Total liabilities and stockholders’ equity	$2,061,544	$1,678,432

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Income
(Dollars in thousands except per share data)
Three Months Ended March 31,
(Unaudited)

	2007	2006
Interest and dividend income:
Interest and fees on loans	$32,800	$25,368
Interest and dividends on investment securities:
Taxable	2,676	1,585
Tax-exempt	90	60
Dividends	66	63
Interest on deposits with other banks	18	13
Interest on federal funds sold	457	152
Total interest and dividend income	$36,107	$27,241
Interest expense:
Deposits	$16,190	$9,171
Securities sold under agreement to repurchase and federal funds purchased	1,251	956
Other borrowed funds	—	216
Trust preferred capital notes	777	746
Total interest expense	$18,218	$11,089
Net interest income:	$17,889	$16,152
Provision for loan losses	360	1,005
Net interest income after provision for loan losses	$17,529	$15,147
Non-interest income:
Service charges and other fees	$840	$815
Non-deposit investment services commissions	184	91
Fees and net gains on loans held-for-sale	661	717
Other	177	88
Total non-interest income	$1,862	$1,711
Non-interest expense:
Salaries and employee benefits	$5,536	$4,820
Occupancy expense	1,616	1,267
Data processing	567	477
Other operating expense	1,770	1,630
Total non-interest expense	$9,489	$8,194
Income before taxes on income	$9,902	$8,664
Provision for income taxes	3,428	2,950
Net Income	$6,474	$5,714
Earnings per common share, basic (1)	$0.27	$0.25
Earnings per common share, diluted (1)	$0.26	$0.23

(1)  Adjusted to give effect to a 10% stock dividend payable May 1, 2007, and a three-for-two split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended March 31,
(Unaudited)

	2007			2006
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$241,140	$2,832	4.74%	$174,031	$1,708	3.97%
Loans, net of unearned income (2)	1,668,656	32,800	7.98%	1,344,409	25,368	7.55%
Interest-bearing deposits in other banks	1,336	18	5.59%	1,039	13	5.03%
Federal funds sold	35,134	457	5.20%	13,597	152	4.46%
Total interest-earning assets	$1,946,266	$36,107	7.53%	$1,533,076	$27,241	7.21%
Other assets	61,494			52,036
Total Assets	$2,007,760			$1,585,112

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$156,997	$648	1.67%	$196,084	$811	1.68%
Money market accounts	236,868	2,289	3.92%	140,403	1,005	2.90%
Savings accounts	77,992	807	4.20%	18,593	25	0.54%
Time deposits	1,016,081	12,446	4.97%	747,684	7,330	3.98%
Total interest-bearing deposits	$1,487,938	$16,190	4.41%	$1,102,764	$9,171	3.37%
Securities sold under agreement to repurchase and federal funds purchased	130,452	1,251	3.89%	100,466	956	3.86%
Other borrowed funds	—	—	—	18,333	216	4.72%
Trust preferred capital notes	43,000	777	7.23%	43,000	746	6.94%
Total interest-bearing liabilities	$1,661,390	$18,218	4.45%	$1,264,563	$11,089	3.56%
Demand deposits and other liabilities	203,465			205,402
Total liabilities	$1,864,855			$1,469,965
Stockholders’ equity	142,905			115,147
Total liabilities and stockholders’ equity	$2,007,760			$1,585,112
Interest rate spread			3.08%			3.65%
Net interest income and margin		$17,889	3.74%		$16,152	4.27%

(1)             Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)             Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.34 million and $1.36 million for the three months ended March 31, 2007 and 2006, respectively.